Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 61 to Registration Statement No. 002-78458 on Form N-1A of our report dated December 6, 2013 relating to the financial statements and financial highlights of Government Fund, a fund of Fidelity Newbury Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Newbury Street Trust for the year ended October 31, 2013, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firms" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Boston, Massachusetts

December 20, 2013